Exhibit 5.3

Reed Elsevier Capital Inc. 1105 North Market Street Wilmington, Delaware 19801 United States of America			AMSTERDAM Strawinskylaan 10 1077 XZ Amsterdam
	T	+	31 20 485 7000
	Direct T	+	31 20 485 7620
	F	+	31 20 485 7001
	Direct F	+	31 20 517 7620
	E		thijs.flokstra@freshfields.com
	W		freshfields.com
	DOC ID		AMS2826820
	OUR REF		TPF/IvD

21 May 2013

Dear Sirs,

REED ELSEVIER CAPITAL INC.: REGISTRATION STATEMENT ON FORM F-4 IN RESPECT OF 3.125% NOTES DUE 2022

INTRODUCTION

1. We have acted as Dutch legal advisers to Elsevier Capital Inc. (the Issuer), Reed Elsevier N.V. (the Company) and Reed Elsevier PLC (REPLC) in relation to the Registration Statement on Form F-4 (the Registration Statement) filed by the Issuer, the Company and REPLC with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Issuer of $950,000,000 aggregate principal amount of 3.125% Notes due 2022 (the Exchange Securities) and the issuance by the Company and REPLC (the Guarantors) of joint and several guarantees (the Guarantees) with respect to the Exchange Securities (the Transaction). The Exchange Securities and the Guarantees will be issued under an Indenture dated as of October 16, 2012 (the Indenture), among the Issuer, the Guarantors and The Bank of New York Mellon, a New York banking corporation, as trustee (the Trustee). The Exchange Securities will be offered by the Issuer in exchange for $950,000,000 aggregate principal amount of their outstanding 3.125% Notes due 2022 that were issued on October 16, 2012, October 24, 2012 and March 27, 2013 (the Notes).

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is regulated by the Solicitors Regulation Authority. Dutch Chambers of Commerce registration number 34368197. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities. Freshfields Bruckhaus Deringer LLP’s Amsterdam office includes attorneys, civil law notaries, tax advisers and solicitors.

Bank account:

Stg Beh Derdengld Freshfields Bruckhaus Deringer LLP, ABN Amro Bank NV, IBAN: NL08FTSB0256049947, BIC: FTSBNL2R

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2. You have asked us to deliver our opinion in respect of the Guarantees.

3. Words and expressions defined in paragraph 4 below shall, unless the context otherwise requires, bear the same respective meaning when used in this opinion.

DOCUMENTS REVIEWED

4. In rendering the opinions set out below we have examined the following documents:

(a)	a facsimile copy of an extract from the Commercial Register of the Amsterdam Chamber of Commerce (the Commercial Register) dated 27 March 2013 relating to the Company, and confirmed upon our request by the Commercial Register by telephone to be correct as at the date hereof (the Extract);

(b)	a scanned copy of the articles of association of the Company dated 3 March 2010 which, according to the Extract, are the Company’s articles of association currently in force and effect (the Articles of Association);

(c)	executed copies of:

(i)	an extract certified by the company secretary of the Company dated 4 October 2012 in relation to the minutes of the combined board (gecombineerde raad) of the Company dated 24 July 2012;

(ii)	resolutions of the committee of the combined board of the Company certified by the company secretary on 4 October 2012;

(d)	the Registration Statement;

(e)	a copy of the indenture between the Trustee, the Issuer and the Guarantors dated 16 October 2012 (the Indenture);

(f)	a copy of an executed original of the Registration Rights Agreement, dated 16 October 2012, among the Issuer, the Guarantors and the representatives of the Initial Purchasers under the purchase agreement in respect of certain of the Notes, and a copy of an executed original of the Registration Rights Agreement, dated 22 March 2013 (together, the Registration Rights Agreement);

(g)	the forms of the notes representing the Exchange Securities and the Guarantees endorsed thereon;

(h)	the secretarial certificate of the Company dated 7 November 2012; and

(i)	the secretarial certificate of the Company dated 21 May 2013.

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The documents referred to above in items (a) to (i) (inclusive) are herein referred to as the Documents; the documents referred to above in items (b) and (c) are herein referred to as the Corporate Documents and the documents referred to above in item (c) are herein referred to as the Resolutions.

NATURE OF OPINION AND OBSERVATIONS

5. This opinion is subject to the following limitations:

(a)	This opinion is confined to the laws with general applicability (wettelijke regels met algemene gelding) of the Netherlands and, insofar as they are directly applicable in the Netherlands, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted in published authoritative case law of the courts of the Netherlands (Netherlands law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than the Netherlands in which our firm has an office), even in cases where, in accordance with Netherlands law, any foreign law should be applied; furthermore, we do not express any opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organisation (except as otherwise stated above).

(b)	To the extent that the laws of the State of New York, the General Corporation Law of the State of Delaware and any applicable federal laws of the United States of America (in respect of which you have received advice from Simpson Thacher & Bartlett LLP) or the laws of England may be relevant, we have made no independent investigation of such laws and our opinion is subject to the effect of such laws including the matters contained in the opinions of Simpson Thacher & Bartlett LLP and Freshfields Bruckhaus Deringer LLP, London office. We express no views on the validity of the matters set out in such opinions.

(c)	We express no opinion on any taxation laws of any jurisdiction (including the Netherlands).

(d)	We have not considered whether the transactions contemplated by the Documents comply with anti-trust, competition, public procurement or state aid laws, nor whether any filings or clearances are required under such laws.

(e)	We express no opinion on any data protection or insider trading laws of any jurisdiction (including the Netherlands).

(f)	We express no opinion that the future or continued performance of a party’s obligations or the consummation of the transactions contemplated by the Documents will not contravene Netherlands law, its application or interpretation if altered in the future.

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(g)	We express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of the Documents, save if and insofar as the matters represented are the subject matter of a specific opinion herein.

(h)	In rendering this opinion we have exclusively examined the Documents and we have conducted such investigations of Netherlands law as we have deemed necessary or advisable for the purpose of giving this opinion letter; as to matters of fact we have relied on the Documents and any other document we have deemed relevant, and on statements or certificates of public officials.

(i)	We have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any documents, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter.

(j)	We have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in the Documents, or any cash flow model used or to be used in connection with the transactions contemplated thereby, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties.

(k)	We have not been involved in the preparation or negotiation of the Documents, and have reviewed them only for the limited purpose of giving this opinion. Accordingly, we express no view as to the suitability of the Documents or of their provisions or their general compliance with market practice or any commercial aspects of the Documents.

(l)	Netherlands legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions.

(m)	This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by the laws of the Netherlands.

(n)	This opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

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(o)	The opinions expressed in this opinion letter have no bearing on declarations made, opinions expressed or statements of a similar nature made by any of the parties in the Documents.

(p)	All references in this opinion letter and its schedules to the Netherlands and Netherlands law are to the European part of the Netherlands and its law, respectively, only.

OPINION

6. On the basis of the documents, agreements and other materials known to us, which we consider necessary for the purpose of issuing this opinion, and subject to, the foregoing, the assumptions in Schedule 1 and the qualifications in Schedule 2 , we are of the opinion that as at the date hereof:

Corporate authorisation

(a)	The giving of the Guarantees by the Company has been duly authorised by all corporate action required to be taken by the Company; and

Enforceability

(b)	On the assumption and to the extent that the obligations of the Company under the Documents constitute legal, valid and binding obligations of the Company enforceable in accordance with all applicable laws (including the laws of the State of New York) other than the laws of the Netherlands, when (i) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture upon the exchange and (ii) the Guarantees have been executed and delivered by the Company as provided in the Indenture, the Guarantees will be recognised by, and enforceable in, the Dutch courts subject to and in accordance with the provisions set out below.

BENEFIT OF OPINION

7. This opinion is addressed to you for your own benefit in relation to the Transaction.

8. We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

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SCHEDULE 1

ASSUMPTIONS

In rendering the opinions in this opinion letter we have assumed that:

Authenticity of documents

(a)	all documents reviewed by us and submitted to us as originals are true, complete and authentic; all documents reviewed by us and submitted to us as electronic copy, facsimile or photocopy are in conformity with the originals and such originals are true, complete and authentic; and the signatures on all such documents are genuine;

Corporate power

(b)	the information set forth in the Extract is accurate and complete on the date hereof;

Corporate authorisation

(c)	the Resolutions have not been revoked (ingetrokken) or amended and have not been and will not be declared null and void by a competent court and the powers of attorney granted in the Resolutions have not been, and will not be, amended, revoked (ingetrokken), terminated or declared null and void by a competent court and the statements and confirmations set out in the Resolutions are true and correct;

Enforceability

(d)	each of the parties to the Documents and the Guarantees (other than the Company) (i) has been validly incorporated, is validly existing and, to the extent relevant in such party’s jurisdiction, in good standing under the laws applicable to such party, (ii) has the power, capacity and authority to enter into, execute and deliver the Documents and the Guarantees to which it is a party and to exercise its rights and perform its obligations thereunder, and (iii) has duly authorised and validly executed and, to the extent relevant, delivered all Documents and the Guarantees to which it is a party;

(e)	each of the Documents and the Guarantees constitute the legal, valid, binding and enforceable obligations of each party thereto (other than the Company) enforceable against such party in accordance with its terms;

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(f)	under the laws of the State of New York to which the Documents are expressed to be subject and under any other applicable laws (other than Netherlands law), (i) the Company has validly executed and, to the extent relevant, delivered, the Documents and (ii) the Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms;

(g)	the Documents and the Guarantees properly represent the intentions (wil) of the parties thereto formed free of error, fraud, duress or abuse of circumstances; and

Jurisdiction

(h)	the submission by the Company to the jurisdiction of the U.S. Federal or New York State court in the Borough of Manhattan, City of New York, New York with regard to any disputes under the Documents is valid and binding under the laws of any applicable jurisdiction (other than the Netherlands) and the U.S. Federal or New York State court in the Borough of Manhattan, City of New York, New York will assume jurisdiction on the basis thereof.

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SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

Insolvency proceedings

(a)	our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, suspension of payments, emergency and other similar rules and laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time in effect; no opinion is given or implied herein that if insolvency proceedings would be opened with respect to the Company, such insolvency proceedings would be opened in the Netherlands or be governed by Netherlands law; no opinion is given or implied herein on the effects of any foreign laws that may apply in such insolvency proceedings pursuant to the Insolvency Regulation or otherwise;

(b)	a power of attorney (volmacht) or mandate (lastgeving) (i) can under Netherlands law only be made irrevocable to the extent its object is the performance of juridical acts (rechtshandelingen) in the interest of the representative appointed thereby or of a third party (and subject to the power of the court to amend or disapply the provisions by which it is made irrevocable for serious reasons (gewichtige redenen) and (ii) will terminate or become ineffective upon Insolvency Proceedings being opened under Netherlands law with respect to the issuer thereof (irrespective of the law applicable to the power of attorney);

Enforceability

(c)	our opinions with respect to the validity or enforceability of the Documents and the Guarantees or any legal act (rechtshandeling) forming part thereof or contemplated thereby are subject to and limited by the protection afforded by Netherlands law to creditors whose interests have been adversely affected pursuant to the rules of Netherlands law relating to (x) unlawful acts (onrechtmatige daden) based on Section 6:162 et seq. of the Netherlands Civil Code (Burgerlijk Wetboek) and (y) fraudulent conveyance or preference (actio pauliana) within the meaning of Section 3:45 of the Netherlands Civil Code (Burgerlijk Wetboek) and/or Section 42 et seq. of the Netherlands Bankruptcy Act (Faillissementswet);

(d)

the terms “enforceable” and “enforceability” as used in this opinion letter indicate that the relevant obligations are of a type for which Netherlands law generally provides a remedy; they do not imply that the obligations and remedies provided in

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the Documents and the Guarantees would always be enforceable in accordance with their specific terms; enforcement in the courts of the Netherlands will in any event be subject to the acceptance by such courts of jurisdiction, the availability of defences and the nature of the remedies available in the Netherlands courts;

(e)	any enforcement of the Documents and the Guarantees and foreign judgments in the Netherlands will be subject to the rules of civil procedure as applied by the courts of the Netherlands; service of process for any proceedings before the courts of the Netherlands must be performed in accordance with Netherlands rules of civil procedure; the taking of concurrent proceedings in more than one jurisdiction in which Council Regulation (EC) No. 44/2001 of 22 December 2000 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters (the Council Regulation), the Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters of 27 September 1968 (as amended), or the 1988 Lugano Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters (together the Conventions), is applicable, may be precluded by Article 27 of the Council Regulation or Article 21 of the Conventions; as regards jurisdiction generally, the courts of the Netherlands have powers to stay proceedings if concurrent proceedings are brought elsewhere; furthermore, the ability of any party to assume control over another party’s proceedings before the courts of the Netherlands may be limited by Netherlands rules of civil procedure;

(f)	the concept of “delivery” of a document is not known under Netherlands law and, therefore, delivery of a document is not required under Netherlands law in order to render a document valid, legally binding and enforceable;

(g)	it is uncertain under Netherlands law whether, upon the enforcement of a money judgment expressed in a foreign currency against assets situated in the Netherlands by way of an enforced sale (executieverkoop), proceeds can be obtained in such foreign currency;

(h)	if Insolvency Proceedings would be opened with respect to the Company under Netherlands law, claims of which payment is sought from the estate (and not from the enforcement of collateral security) in any currency other than Euro must be valued on the basis of the exchange rate prevailing on the date on which such Insolvency Proceedings are opened;

(i)	no opinion is given herein with respect to the validity and effect of any provision in the Documents excluding the right of any party thereto to claim the nullity or the dissolution thereof;

(j)	the Company may in certain circumstances have to comply with reporting requirements in connection with payments made to and by the Company under the Documents and the Guarantees pursuant to the Financial Foreign Relations Act 1994 (Wet financiële betrekkingen buitenland 1994) and the rules promulgated thereunder;

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(k)	any provision in the Documents and the Guarantees to the effect that such agreements or any of the provisions thereof shall be binding on the assigns (rechtsopvolgers niet onder algemene titel) of any party thereto may not be enforceable in the Netherlands against any such assign in the absence of any further agreement to that effect with any such assign;

(l)	no opinion is given herein with respect to (i) any authorisation which any of the parties to the Documents and the Guarantees (other than the Company) may require under the Netherlands Financial Supervision Act (Wet op het financieel toezicht) or the Trust Offices Supervision Act (Wet toezicht trustkantoren) in order to perform the activities and services contemplated by the Documents and the Guarantees or (ii) the consequences of the lack of such authorisation on the Documents and the Guarantees;

(m)	the amount of any payment under the Documents and the Guarantees which is in the nature of a penalty or liquidated damage payment may be mitigated by order of the court if this is manifestly required in the interest of fairness;

(n)	with respect to the obligations of the Company under any of the Documents and the Guarantees, the courts of the Netherlands may (i) apply Netherlands law in a situation where those rules are mandatory irrespective of the law otherwise applicable to any of the Documents or the Guarantees, (ii) give effect to the mandatory rules or the law of any other country with which the situation has a close connection, if and insofar as, under law of such country, those rules must be applied whatever the law applicable to any of the Documents or the Guarantees, (iii) refuse the application of a rule of the law of any country otherwise applicable to any of the Documents or the Guarantees, if such application is manifestly incompatible with the public policy (“ordre public”) of the Netherlands and (iv) have regard to the laws of the country in which performance takes place as to the manner of performance and the steps to be taken in the event of defective performance;

Jurisdiction

(o)	the recognition of the submission by the Company to the jurisdiction of the U.S. Federal or New York State court in the Borough of Manhattan, City of New York, New York with respect to the Documents will be subject to the conditions and limitations of domestic Netherlands rules of civil procedure, such as the limitation that the application for provisional, including protective, measures which are available under the laws of a jurisdiction may be made to the courts of such jurisdiction;

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Non-contractual obligations

(p)	the law applicable to any non-contractual obligations arising out of or in connection with the Documents will be determined in accordance with Regulation (EC) No. 864/2007 on the law applicable to non-contractual obligations (the Rome II Regulation), provided that (x) the relevant non-contractual obligation is within the scope of the Rome II Regulation, (y) the choice of the laws of the State of New York, United States of America, as the governing law of the Documents is permitted by the Rome II Regulation and (z) the events giving rise to the damage occur after 11 January 2009; and

Foreign documents

(q)	the opinion and other statements expressed herein relating to the Documents are subject to the qualification that as Dutch lawyers we are not qualified or able to assess the true meaning and purport under applicable law (other than Netherlands law) of the terms of the Documents and the obligations thereunder of the parties thereto, and we have made no investigation of such meaning and purport; our review of the Documents and any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of such documents as they appear to us on the basis of such review and only in respect of any involvement of Netherlands law.